Exhibit 5.3

WOODBURN AND WEDGE ATTORNEYS AND COUNSELORS AT LAW SIERRA PLAZA 6100 NEIL ROAD, SUITE 500 RENO, NEVADA 89511-1149 TELEPHONE (775) 688-3000 Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

August 2, 2016

Eagle Materials, Inc.

3811 Turtle Creek Blvd.

Suite 1100

Dallas, Texas 75219

Ladies and Gentlemen:

We have acted as special Nevada counsel to the Nevada corporations identified on Exhibit 1 attached hereto (the “Corporate Covered Guarantors”) and the Nevada limited liability companies identified on Exhibit 2 attached hereto (the “LLC Covered Guarantors” and collectively with the Corporate Covered Guarantors, the “Covered Guarantors”) in connection with the issuance and sale by Eagle Materials Inc., a Delaware corporation (the “Company”), of $350,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2026 (the “Notes”). The Notes are being issued pursuant to (i) an indenture, dated as of May 8, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated August 2, 2016, among the Company, the Guarantors (as defined below) and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), and guaranteed on a senior unsecured basis, as provided in the Supplemental Indenture, by each of the Guarantors (the “Guarantees”), (ii) that certain Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 7, 2015, as File No. 333-206222 as amended by that certain Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on July 28, 2016 (as amended, the “Registration Statement”) and on the terms set forth in the prospectus dated July 25, 2016 contained in the Registration Statement and the prospectus supplement dated July 28, 2016 (collectively, the “Prospectus”); and (iii) that certain Underwriting Agreement (the “Underwriting Agreement”), dated July 28, 2016, made by and among the Company, the guarantors listed in Schedule 2 thereto (the “Guarantors”), and J.P. Morgan Securities LLC, as representative of the several Underwriters listed in Schedule 1 thereto (the “Underwriters”).

Eagle Materials, Inc.

August 2, 2016

In connection with the opinions set forth herein, we have examined executed originals or copies certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement and Prospectus;

(b)	the Indenture, including the form of the Notes;

(c)	the Underwriting Agreement;

(d)	the Articles of Incorporation and Bylaws, as amended and restated to date, as the case may be, of each of the Corporate Covered Guarantors (the “Corporate Constating Documents”);

(e)	the Articles of Organization and Operating Agreements, as amended and restated to date, as the case may be, of each of the LLC Covered Guarantors (the “LLC Constating Documents”);

(f)	certain resolutions adopted by the Board of Directors of the Corporate Covered Guarantors and of the Managers of each of the LLC Covered Guarantors relating to the Underwriting Agreement, Indenture, Registration Statement, authorization of the Guarantees and related matters;

(g)	a Certificate from the Covered Guarantors certifying the matters set forth therein; and

(h)	Certificates of Existence for each of the Covered Guarantors dated August 1, 2016, issued by the Secretary of State of Nevada confirming the existence and good standing in the State of Nevada of each of the Covered Guarantors.

In connection with the opinions set forth herein, we have relied on the certificates of officers and Managers of the Covered Guarantors, certificates of public officials and such other documents, records, public filings and information as we have deemed necessary or appropriate.

We have assumed: the legal capacity of all individuals executing or approving any of the documents related to our opinion; that all signatures are genuine; that all documents submitted to us as originals are authentic; that all documents submitted to us as copies conform to the originals; and that the facts stated in all such documents are true and correct. In rendering this opinion, we have not made any independent investigation as to accuracy or completeness of any facts or representations, warranties, data or other information, whether written or oral, that may have been made by or on behalf of the parties, except as specifically set forth herein. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and Prospectus and the aforesaid records, certificates and documents. We note that the Indenture, Registration Statement and Prospectus provides that the Notes and the Guarantees of the Covered Guarantors shall be governed by and construed in accordance with New York law. Therefore, we assume that the Notes and Guarantees are valid, binding and enforceable under New York law.

Eagle Materials, Inc.

August 2, 2016

Subject to the foregoing and the additional qualifications, limitations and assumptions set forth below, we are of the opinion that:

1. Each of the Corporate Covered Guarantors has been duly organized and is validly existing as a corporation, in good standing under the laws of the State of Nevada.

2. Each of the LLC Covered Guarantors has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Nevada.

3. The Supplemental Indenture, which includes the Guarantees, has, to the extent that Nevada law governs such issues, been duly authorized, executed and delivered by the Covered Guarantors.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any federal or state securities laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2. To the statements with reference to our firm made in the Registration Statement of the Company on Form S-3; and

3. To the filing of this opinion as an exhibit to the Registration Statement.

Eagle Materials, Inc.

August 2, 2016

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

WOODBURN AND WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard

Eagle Materials, Inc.

August 2, 2016

EXHIBIT 1

CORPORATE COVERED GUARANTORS

1.	CCP Cement Company, a Nevada corporation

2.	CCP Land Company, a Nevada corporation

3.	Centex Cement Corporation, a Nevada corporation

4.	Mountain Cement Company, a Nevada corporation

5.	Nevada Cement Company, a Nevada corporation

6.	Rio Grande Drywall Supply Co., a Nevada corporation

7.	Texas Cement Company, a Nevada corporation

Eagle Materials, Inc.

August 2, 2016

EXHIBIT 2

LLC COVERED GUARANTORS

1.	CCP Gypsum LLC, a Nevada limited liability company

2.	Western Aggregates LLC, a Nevada limited liability company